Exhibit 99.1

Chico's FAS, Inc. Declares Cash Dividend of $0.085 Per Share

Fort Myers, FL - November 9, 2018 - Chico’s FAS, Inc. (NYSE: CHS) today announced that its Board of Directors declared a quarterly cash dividend of $0.085 per share of its common stock, a 3.0% increase over the dividend rate from December 2017. The dividend is payable on December 21, 2018 to Chico’s FAS shareholders of record at the close of business on December 10, 2018.

ABOUT CHICO’S FAS, INC.

The Company, through its brands – Chico's, White House Black Market and Soma, is a leading omni-channel specialty retailer of women's private branded, sophisticated, casual-to-dressy clothing, intimates, and complementary accessories.

As of August 4, 2018, the Company operated 1,440 stores in the US and Canada and sold merchandise through 77 franchise locations in Mexico. The Company’s merchandise is also available at www.chicos.com, www.chicosofftherack.com, www.whbm.com and www.soma.com as well as through third party channels. For more detailed information on Chico's FAS, Inc., please go to our corporate website at www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.

Executive Contact:
Julie Lorigan
Vice President – Investor Relations,
Public Relations and Corporate Communications
Chico’s FAS, Inc.
(239) 346-4199

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200